Exhibit 10.1

EXECUTION VERSION

SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT

This Settlement and Restrictive Covenant Agreement (the “Agreement”) is entered into as of October 19, 2026, effective as of the Effective Date (as defined in Section 11), by and among Dime Commercial Bancshares, Inc., a New York corporation (the “Parent”), ES Bancshares, Inc., a Maryland corporation (the “Company”), Empire State Bank (the “Bank”), a New York state-chartered bank and a wholly owned subsidiary of the Company, and Philip Guarnieri (the “Executive”). The Parent, Company, Bank and the Executive are sometimes referred to as the “Parties” for purposes of this Agreement.

W I T N E S S E T H:

WHEREAS, Parent and Company are parties to an Agreement and Plan of Merger, dated as of October 19, 2026 (the “Merger Agreement”), pursuant to which, the Company will merge with and into Parent, with Parent as the surviving corporation (the “Merger”) and the Bank will merge with and into Dime Commercial Bank, a New York state-chartered bank and a wholly owned subsidiary of Parent (the “Parent Bank”), with Parent Bank as the surviving corporation; and

WHEREAS, the Parties desire to enter into this Agreement, which shall supersede the (i) Employment Agreement entered into by and between the Bank and the Executive with an effective date of April 19, 2025, and (ii) Employment Agreement entered into by and between the Company and the Executive with an effective date of April 19, 2025 (together, the “Employment Agreement”), in its entirety, effective immediately prior to the Effective Time (as defined in the Merger Agreement), and in lieu of any rights and payments and benefits under the Employment Agreement, the Executive shall be entitled to the payment set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Termination of the Employment Agreement and Continued Employment. Effective the day immediately prior to the Effective Time, the Employment Agreement shall be terminated in its entirety, and the parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled prior to the Effective Date (as defined in Section 11), or if the Executive’s employment with the Bank or the Company terminates for any reason prior to the Effective Date, this Agreement will be null and void ab initio, and, to the extent the Executive’s employment has not terminated, the Executive’s employment and the Employment Agreement will remain in full force and effect in accordance with the terms of the Employment Agreement. The Executive acknowledges and agrees that the Executive is not, and will not be, entitled to participate in, or receive benefits under, any severance plan or policy of the Bank, the Company, the Parent Bank or any of their respective affiliates (notwithstanding any contrary provision in any such plan or policy), and hereby waives all rights to any such participation and benefits. As of the Effective Time, the Executive shall continue employment with Parent Bank under the terms set forth in Appendix A.

2.            Settlement Amount. Provided the Executive has remained employed with the Bank until the Effective Date, in consideration of the termination of the Employment Agreement and in further consideration for the restrictive covenants contained in Section 6 of this Agreement (the value of which will be determined by reference to a report of an independent appraisal of such covenants), the Executive will receive a lump-sum cash amount payable by the Bank equal to $1,539,609 (the “Settlement Amount”). The Settlement Amount shall be paid immediately prior to the Effective Date. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, as a condition of Executive’s receipt and retention of the Settlement Amount, Executive is required to (i) execute, and deliver to the Company or the Bank a release of claims and covenant not to sue substantially in form attached hereto (the “Release”), which shall be signed and dated as of the eighth calendar day prior to the Effective Date, and (ii) not revoke the Release. If the Release is not so timely executed and delivered to either the Company or the Bank, or if after the Executive timely executes and delivers the Release to either the Company or the Bank, the Executive revokes the Release, then, the Settlement Amount will not be paid to the Executive.

3.            Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount under this Agreement shall not release the Bank, the Company, or any of their affiliates or their successors from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid base salary up to the Effective Date; (b) the payment of the Executive’s vested benefits under the tax-qualified plan of the Bank; (c) reimbursement for business expenses incurred by the Executive prior to, but that have not been reimbursed on or before, the Effective Date, to the extent reimbursable in accordance with the applicable reimbursement policy of the Bank; or (d) obligations to honor the Executive’s rights with respect to equity awards granted to the Executive by the Company (which equity awards the Executive acknowledges and agrees will be treated as set forth in the Merger Agreement).

4.            Complete Satisfaction. In consideration of the payment of the Settlement Amount, the Parties hereby agree that the payment of the Settlement Amount in accordance with Section 2 shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the Employment Agreement.

5.            Section 280G Cut-Back. In no event shall the Settlement Amount constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result, the Settlement Amount will be reduced, if necessary, to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with Section 280G of the Code.

6.            Restrictive Covenants

6.1            Non-Disparagement. The Executive will not, at any time disparage or defame in any manner, whether directly or indirectly, the Parent, Parent Bank, Company, the Bank (collectively, the “Released Parties”), or their affiliates, officers, directors, owners, representatives, employees, products or services, and the Released Parties agree not to disparage or defame the Executive in any manner, whether directly or indirectly, in each case at any time during the Executive’s employment or at any time following the last day of the Executive’s employment term, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

6.2            Non-Competition. The Executive agrees that during the term of the Executive's employment by the Parent Bank and for a period of six (6) months following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly: become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, that has operations or its headquarters in the New York counties of Nassau, Suffolk, Kings, Queens and Richmond.

6.3            Non-Solicitation of Customers. The Executive agrees that during the term of the Executive's employment by the Parent and Parent Bank and for a period of one year following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly, solicit in any manner, seek to obtain or service, or accept the business of any Customer (as defined in the next sentence) for any product or service of the type offered by the Released Parties or competitive with the Released Parties’ business.  For purposes of this section, Customer means a person or entity who is a customer of the Released Parties at the time of the termination of Executive’s employment or with whom Executive had direct contact on behalf of the Released Parties at any time during the period of Executive’s employment with the Released Parties, or solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer (as defined in the next sentence) for any product or service of the type offered by the Released Parties or otherwise competitive with the Released Parties’ business.  For purposes of this section, Prospective Customer means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Released Parties’ sales or marketing activity during the two year period preceding the last day of the Executive employment.

6.4            Non-Solicitation of Employees. The Executive agrees that during the term of the Executive's employment by the Parent and Parent Bank and for a period of one year following his termination of employment, the Executive shall not, without the written consent of the Parent and Parent Bank, either directly or indirectly, solicit, offer employment to, attempt to induce to leave the Parent Bank, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Parent Bank, the Parent or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Parent or Parent Bank or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Parent or the Parent Bank has business operations or has filed an application for regulatory approval to establish an office; provided, however, that this Section 6.4 shall not prohibit general solicitations in any medium not specifically directed at officers or employees of the Bank, the Company or their respective subsidiaries or affiliates.

6.5            Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Parent Bank with respect to all Confidential Information. At all times, both during the Executive’s employment with the Parent Bank and after Executive’s termination of employment, the Executive will keep in confidence and trust all Confidential Information, and will not use or disclose any Confidential Information without the written consent of the Parent Bank, except as may be necessary in the ordinary course of performing the Executive’s duties to the Parent Bank. As used in this Agreement, “Confidential Information” means information belonging to the Parent or the Parent Bank, which is of value to the Parent and Parent Bank in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Parent or the Parent Bank. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Parent or Parent Bank. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Parent Bank, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Parent or Parent Bank has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain not by reason of a breach of this Section 6.5.

7.            Reasonableness of Restrictions. The Executive acknowledges and agrees that (i) the Executive’s services are unique and extraordinary; (ii) the restrictive covenants contained in or incorporated into this Agreement are essential elements of this Agreement and are reasonable given the Executive’s access to the confidential information and the substantial knowledge and goodwill the Executive has acquired with respect to the business of the Company and the Bank and their respective affiliates as a result of the Executive's employment with the Company and the Bank, and the unique and extraordinary services provided by the Executive to the Company and the Bank; (iii) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; and (iv) enforcement of the restrictions contained herein will not deprive the Executive of the ability to earn a reasonable living. Should any part or provision of the restrictive covenants be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The Parties further agree that if any portion of the restrictive covenants or of the Agreement otherwise is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that are valid and enforceable and that come closest to expressing the intention of the invalid or unenforceable terms.

8.            Time to Consider. The Parties acknowledge that the Executive has had adequate time to consider and accept the terms of this Agreement. The Parties further acknowledge that Executive has been advised to consult personal legal counsel and Executive represents and warrants that he has consulted with such legal counsel or has waived such right.

9.            Code Section 409A Compliance. The intent and belief of the Parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, neither the Company nor the Bank makes any promise or guarantee of such exemption or compliance.

10.          General.

(a)          Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, permitted assigns and legal representatives. The Executive may not assign this Agreement, or any of the Executive’s rights or obligations under this Agreement, without the prior written consent of the Bank and the Company. The Bank and the Company may assign this Agreement, and their respective rights and obligations under this Agreement, to any adequately capitalized successor to their respective businesses without the consent of the Executive.

(b)          Final Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, discussions and understandings (in each case, whether written or oral) between the Parties regarding the subject matter hereof (including, without limitation, the Employment Agreement). The terms of this Agreement may be changed, modified, waived or discharged only by an instrument in writing signed by each of the Parties.

(c)          Withholdings. The Bank or its successors (as applicable) may withhold from the amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

(d)          Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New York, without reference to any principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws. Each of the Parties consents to personal jurisdiction in the State of New York and voluntarily submits to the jurisdiction of the courts of the State of New York sitting in Suffolk County, New York, in any action or proceeding with respect to this Agreement, including the federal district courts located in Suffolk County.

(e)          Voluntary Action and Waiver. The Executive acknowledges that by the Executive’s free and voluntary act of signing below, the Executive agrees to all the terms of this Agreement and intends to be legally bound thereby.

(f)           Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.          Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall become effective as of Effective Time of the Merger (the “Effective Date”). In the event the Merger Agreement is terminated for any reason prior to the closing of the Merger or the Merger does not occur, this Agreement shall be deemed null and void ab initio.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Company and the Bank have executed this Agreement as of the date first above written.

Executive

/s/ Philip Guarnieri
Philip Guarnieri

Dime Commercial Bancshares, Inc.

/s/ Avinash Reddy
Name: Avinash Reddy
Title: Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer

ES Bancshares, Inc.

By:	/s/ Andrew G. Finkelstein
Name: Andrew G. Finkelstein
Title: Chairman of the Board

Empire State Bank

By:	/s/ Andrew G. Finkelstein
Name: Andrew G. Finkelstein
Title: Chairman of the Board

[SIGNATURE PAGE TO THE SETTLEMENT AND RESTRICTIVE COVENANT AGREEMENT]

Appendix A – Duties and Responsibilities

Managing Executive Director

The Managing Executive Director is responsible for supporting the bank's long-term growth strategy, driving profitability, expanding market presence, and supporting key business initiatives. This executive partners with senior leadership to identify opportunities for revenue generation, operational efficiency, customer growth, and strategic partnerships while ensuring regulatory compliance and sound risk management.

As of the Effective Time, the Executive will continue employment with Parent Bank under the following terms:

•	Title will be Managing Executive Director of Parent Bank. Executive will perform the following duties and responsibilities listed on Appendix A-1.
•	Executive will report to the COO/CFO.
•	Base salary will be $400,000 per year, payable in the ordinary course.
•	Employment term will be two years, which may be extended as mutually agreed to between the Executive and Parent Bank.
•	Discretionary cash bonus, with the first bonus to be paid in March 2028 (for 2027 services), of up to 10% of base salary based on the Executive assisting the COO/CFO and Chief Commercial Officer of Parent across business lines, and company performance (i.e., deposit retention and growth, asset quality, etc.).
•	Eligible for Parent Bank's health insurance benefits, Paid Time Off and tax-qualified retirement plans (with prior service credit for eligibility and vesting).
•	Reimbursed for reasonable T&E associated with strategic initiatives.
•	Parent Bank issued credit card for client development.
•	Continued use of Lincoln Nautilus (current Empire owned car) during duration of employment.
•	Executive will work from a Staten Island location, as selected by Parent Bank with the input of the Executive, or remotely, each as mutually agreed to.
•	The Executive will receive severance benefits equal to the remaining base salary due for the remaining term of his employment in the event his employment is terminated involuntarily without Cause by Parent Bank or voluntarily for Good Reason by Executive provided that the Executive executes a release of legal claims. Cause shall have the same definition as set forth in the employment agreement between the Parent and the President and Chief Executive Officer of Parent. Good Reason shall mean: (a) a material diminution in Executive’s duties or responsibilities, or (b) a reduction in base salary; provided further, that Executive must provide not greater than ninety (90) days’ written notice to the Parent Bank of the initial existence of such condition constituting Good Reason and the Parent Bank shall have thirty (30) days to cure the condition giving rise to the Good Reason (and if the condition is cured, the Executive will not have a Good Reason).
•	Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions with the organizations listed on Appendix B for business development purposes.

Appendix A-1

•	Identify emerging market opportunities, industry trends, and competitive threats.
•	Advise the COO/CFO on strategic direction and business opportunities.
•	Build relationships with new clients (with a focus on C&I, Owner Occupied Real Estate Operators, Not for Profits, Construction, Businesses, High Net Worth Individuals, etc.), community leaders, and business partners.
•	Assist in the transition, integration, retention, and growth of key Bank clients to the Parent Bank platform
•	Support and drive efforts to increase loans, deposits, treasury management, and other fee-based services.
•	Mentor employees, as requested by CFO/COO and Chief Commercial Officer, across lending, retail banking, operations, and business development, with a focus on sales performance and customer engagement.
•	Collaborate with executive leadership to achieve annual business objectives.
•	Provide market intelligence and competitive analysis to support strategic planning and development of potential new growth markets.
•	Cultivate referral sources including attorneys, CPAs, brokers, developers, and business professionals.
•	Collaborate with marketing teams on marketing campaigns to grow business deposits and on community outreach programs.
•	Identify growth opportunities in business deposits and the personal deposits of business owners, lending, and fee-based services.
•	Analyze market trends, customer behavior, and competitive activities.
•	Identify and support initiatives to expand market share and increase customer engagement.

Appendix B

The following is a list of all Boards and Associations in Staten Island and Brooklyn that Mr. Guarnieri services on as of the date of this Agreement:

Staten Island Economic Development Corporation

•	Executive Director
•	Treasurer

Staten Island Chamber of Commerce Foundation

•	Vice Chairman/Director
•	Finance Committee

Brooklyn Chamber of Commerce

•	Director
•	Treasurer 2027
•	Executive Committee 2027

Asian Real Estate Association of America – Brooklyn Chapter

•	Director
•	Treasurer

Federation of Italian American Organization

•	Director
•	Treasurer
•	Executive Committee
•	Finance/Budget Committee

Catholic Charities of Staten Island

•	Director
•	Finance Committee
•	Development Committee
•	Strategic Committee

New Dorp Bid

•	Director
•	Marketing Committee

Victory Boulevard Merchants Association

•	Director